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                                   EASTBROKERS
                           INTERNATIONAL INCORPORATED

NASDAQ Symbols
EAST, EASTW




     Eastbrokers International Completes Acquisition of Cohig & Associates;
                 Cohig To Be Renamed EBI Securities Corporation


     Rockville, Maryland; May 15, 1998: Eastbrokers International Incorporated (NASDAQ: EAST) announced today that it has completed its acquisition of Cohig & Associates, a Denver based investment banking and brokerage firm. Eastbrokers International intends to change the name of Cohig to EBI Securities Corporation. With the addition of Cohig, Eastbrokers International's consolidated annual revenue should more than double from approximately $8 million to over $20 million, based on historical performance. Eastbrokers International will now operate 32 offices worldwide, of which 20 are located in the United States.

     Eastbrokers International intends to use Cohig as the base on which to further expand its domestic investment banking and brokerage presence. Since 1986, Cohig has underwritten in excess of $300 million in transactions for over 200 companies, including the recent $18.7 million initial public offering of Ontro, Inc., which was mainly distributed institutionally. In an effort to increase it corporate finance capabilities, Cohig has hired Mr. Richard Rappaport as the new Director of Corporate Finance. Mr. Rapport has a long successful history operating corporate finance departments for other NASD member firms.

     "Eastbrokers International anticipates that the Cohig acquisition will be the first in a series of possible acquisitions targeting other medium size investment banking firms both domestically and abroad. Eastbrokers International believes there is a niche in the market place for the medium size international investment banking operation that caters to small and medium size transactions. Eastbrokers International believes its structure, as an entrepreneurial, well capitalized, international, publicly traded company, will be appealing to potential acquisition candidates," said Martin A. Sumichrast, Eastbrokers International's Vice Chairman of the Board.

     "We are now able to access and utilize the resources available to us as through a publicly traded company to significantly expand the firm's retail, corporate finance and trading capabilities. The expansion of these capabilities, accompanied by our affiliation with Eastbrokers International, are powerful tools which will enable us to recruit top producing salespeople," said Steven R. Hinkle, Cohig's Chairman and CEO.

     The acquisition of Cohig was consummated as an all stock transaction pursuant to which Eastbrokers International exchanged 445,000 unregistered shares of it common stock for all of the issued and outstanding shares of Cohig. Eastbrokers International anticipates infusing $1.5 million into Cohig and intends to infuse additional working capital to expand the trading, investment banking and retail brokerage operations of Cohig. Eastbrokers International headquarters will remain in Rockville, Maryland, although it intends to convert part of its existing office space into a branch of Cohig. Eastbrokers International's New York office will be integrated into the Cohig structure, but will continue it focus on emerging market sales. The main corporate office of Cohig will remain in Denver, Colorado.



                                   (continued)



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                     EASTBROKERS INTERNATIONAL INCORPORATED
                        15245 Shady Grove Road, Suite 340
                            Rockville, Maryland 20850
                   Phone: (+301) 527-1110 Fax: (+301) 527-1112
                        email: eastbrokers@crosslink.net



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     Page 2.

     Certain information contained in this press release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties, including but not limited to the effect of political, economic and market conditions both domestically and in Eastern and Central Europe. Readers are cautioned not to place undue reliance on these forward looking statements which are made as of the date hereof and are referred to in the discussion of risks and uncertainties set forth in the Eastbrokers International Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997 and in Eastbrokers International's other report filed pursuant to the Securities Exchange Act of 1934, as amended. Eastbrokers International undertakes no obligation to release any revisions to the forward looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.


     Eastbrokers International through its Rockville, Maryland headquarters, operates a highly diversified investment banking and brokerage network. The Company has 20 offices throughout the United States in addition to offices in twelve countries including: Austria; Czech Republic; Poland; Hungary; Russia; Slovakia; Turkey; Kazakhstan; Romania; Bulgaria; Croatia; Slovenia. For further information about Eastbrokers International, please contact Martin A. Sumichrast at its US corporate headquarters at 301/527-1110 or by e-mail at Eastbrokers@Crosslink.net.###